Exhibit 99.1


FOR IMMEDIATE RELEASE

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               Court Upholds Commonwealth Energy's Reorganization
                            as Commerce Energy Group

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COSTA MESA, CA. - August 20, 2004 - Commerce Energy Group,  Inc. (AMEX: EGR) and
Commonwealth Energy Corporation, a leading U.S. electricity service provider, jointly announced today that the Orange County Superior Court of the State of California has denied a motion seeking a preliminary injunction to unwind the
companies'    recently-completed    reorganization   transaction.    Under   the
reorganization, which was completed on July 6, 2004, Commonwealth Energy Corporation became a wholly-owned subsidiary of Commerce Energy Group, Inc. In the completed reorganization, existing shares of common stock of Commonwealth Energy Corporation were automatically converted on a one-for-one basis into shares of Commerce Energy common stock. Prior to the effective time of the reorganization, all shares of preferred stock in Commonwealth Energy Corporation were converted into shares of common stock of Commonwealth Energy. As a result of the reorganization, Commerce Energy became a public holding company with its shares of common stock listed on the American Stock Exchange.

The motion that the Court denied was made by former Commonwealth director Mr. Joseph Saline and by Mr. Joseph Ogundiji, who filed a lawsuit prior to Commonwealth's shareholders approving the reorganization attempting to enjoin the reorganization. Their initial request to enjoin the shareholder vote was denied by the court on May 4, 2004. Subsequent to the effective date of the reorganization, a second request for a temporary restraining order enjoining the reorganization was denied by the court on July 6, 2004. Mr. Saline, who is not a member of Commerce Energy's board of directors, is no longer a member of Commonwealth's board of directors.

About Commerce Energy Group, Inc.

Commerce Energy Group, Inc. is a provider of energy products and services to homeowners, commercial and industrial consumers, utilities, governments and energy asset owners. Operating since 1998 as Commonwealth Energy Corporation, Commerce Energy Group now operates through its subsidiaries including Commonwealth Energy Corporation, which holds FERC and state licenses for retail and wholesale energy commodities and is a retail electricity provider to homes and businesses in California, Michigan, Pennsylvania and New Jersey under the brand name "electricAmerica"; Skipping Stone, an energy consulting firm; and utiliHost, an outsourcing services and technology provider. For more information visit www.CommerceEnergy.com.


      For more information, contact:

      Investor Relations
      David Barnes
      Vice President Finance &
      Investor Relations
      dbarnes@electric.com
      714-259-2500

      Commerce Energy Group, Inc. / Commonwealth Energy Corporation 600 Anton Boulevard, Suite 2000
      Costa Mesa, CA 92626
      Tel: 1-800-ELECTRIC(R)